Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared in accordance with US GAAP and S-X Article 11 to provide pro forma information with regards to certain real estate acquisitions as described below.

On March 1, 2019, MHP Pursuits LLC, a wholly-owned subsidiary of Manufactured Housing Properties Inc., a Nevada corporation (the “Company”), entered into a purchase and sale contract with Crestview, LLC and A & A Construction Enterprises, LLC (together, the “Seller”), pursuant to which MHP Pursuits LLC agreed to purchase assets of the Crestview manufactured housing community from the Seller for $5.5 million, of which approximately $2 million will be attributed to the value of land and land improvements and $3.5 million will be attributed to manufactured houses and closing costs. The transaction will be accounted for as an asset acquisition.

The unaudited pro forma consolidated financial statements are presented for the year ended December 31, 2018 and the three months ended March 31, 2019 and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisition described above.

The unaudited pro forma consolidated financial statements are presented for informational purposes only and do not purport to be indicative of the Company’s financial results as if the transactions reflected herein had occurred on the date or been in effect during the period indicated. The unaudited pro forma consolidated financial statements should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements.

Year Ended December 31, 2018

	Historical	Acquisition	Adjustment	Pro Forma
Revenue
Rental and Related Income	$2,000,312	$741,861		$$2,742,173
Total Revenues	2,000,312	741,861		2,742,173

Community Operating Expenses
Repair & Maintenance	135,131	27,592		162,723
Real estate taxes	81,024	19,298		100,322
Utilities	149,516	86,960		236,476
General and Administrative Expense	310,710	161,110		471,820
Depreciation & Amortization Expense	534,290	-	173,273(a)	707,563
Interest expense	1,001,455	-	240,875(b)	1,242,330
Corporate compensation expenses, including stock based compensation of $59K	1,030,527	-		1,030,527
Total Expenses	3,242,653	294,960		3,951,761

Net Income (loss) before provision for income taxes	(1,242,341)	446,901		(1,209,588)

Provision for income taxes	8,286	-		8,286
Net Income (loss)	$(1,250,627)	$446,901		(1,217,874)

Net Income (loss) noncontrolling interest	45,766	-		45,766

Net Income (loss) Attributable to the Company	$(1,296,393)	$446,901		$(1,263,640)

Weighted Average - Basic and Diluted				10,100,747

Weighted Average - Basic				$(0.13)
Weighted Average - Fully Diluted				$(0.13)

(a)
Adjustment to recognize depreciation expense on the investment property and amortization expense on the acquisition costs.

(b)
Adjustment to recognize the interest expense on the outstanding debt issued for the purchase of investment property.

Three Months Ended March 31, 2019

	Historical	Acquisition	Adjustment	Pro Forma
Revenue
Rental and Related Income	$536,374	$190,194		$$726,568
Total Revenues	536,374	190,194		726,568

Community Operating Expenses
Repair & Maintenance	43,290	9,544		52,834
Real estate taxes	23,561	4,825		28,386
Utilities	31,593	23,504		55,097
General and Administrative Expense	101,377	38,477		139,854
Depreciation & Amortization Expense	134,926		43,318(a)	178,244
Interest expense	232,706	-	60,219(b)	292,925
Corporate compensation expenses, including stock based compensation of $59K	135,963	-		135,963
Refinancing cost	552,272	-		552,272
Total Expenses	1,255,688	76,350		1,435,575

Net Income (loss) before provision for income taxes	(719,314)	113,844		(709,007)

Preferred stock dividends	4,667	-		4,667
Provision for income taxes	-	-		-
Net Income (loss)	$(723,981)	$113,844		(713,674)

Net Income (loss) noncontrolling interest	-	-		-

Net Income (loss) Attributable to the Company	$(723,981)	$113,844		$(713,674)

Weighted Average Shares - Basic and Diluted				12,527,673

Weighted Average - Basic				$(0.06)
Weighted Average - Fully Diluted				$(0.06)

(a)
Adjustment to recognize depreciation expense on the investment property and amortization expense on the acquisition costs.

(b)
Adjustment to recognize the interest expense on the outstanding debt issued for the purchase of investment property.

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